Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm as “another independent registered public accounting firm” under the caption “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated November 26, 2019 with respect to the financial statements and financial highlights of Hartford Multifactor International Fund and Hartford Multifactor Large Cap Value Fund (two of the series constituting The Hartford Mutual Funds II, Inc.) in Post-Effective Amendment No. 161 to the Registration Statement of The Hartford Mutual Funds II, Inc. filed with the Securities and Exchange Commission under the Securities Act of 1933 (Form N-1A No. 002-11387) on January 28, 2021.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 19, 2021